EXHIBIT 99.13 - PRESS RELEASE ISSUED November 19, 1996

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

        EST ANNOUNCES 2nd QUARTER 1996 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 19, 1996 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and nine month periods ended September 30, 1996.

EST reported sales for the third quarter of 1996 in the amount of $259,919 compared to $414,663 for the same quarter in 1995. Net income was $20,395, or $0.004 per share, compared with net income of $105,824, or $0.02 per share, for the third quarter of 1995. For the nine month period, EST reported net income of $138,557 or $0.03 per share on sales of $905,680 compared with net income of $218,830 or $0.04 per share on sales of $1,154,290 for the same period in 1995.

               Selected Statement of Operations Information
                               (Unaudited)
                           Three Months Ended           Nine Months Ended
                         Sept 30,       Sept 30,      Sept 30,    Sept 30,
                            1996           1995         1996        1995
                         --------       --------      --------    --------
Sales                   $  259,919     $  414,663    $  905,680  $1,154,290
Net income before tax       30,902        160,339       211,750     355,545
Net Income                  20,395        105,824       138,557     218,830
Weighted average common
     shares outstanding  5,475,339      5,396,256     5,457,339   5,396,256
Earnings per Share      $    0.004     $     0.02    $     0.03  $     0.04

                    Selected Balance Sheet Information
                               (Unaudited)

                                                Sept 30,   December 31,
                                                   1996           1995
                                              ----------   ------------
Cash and cash equivalents                     $1,345,891     $1,162,726
Total current assets                           1,891,298      1,857,415
Property & equipment (net)                       148,194        145,243
Total assets                                   2,047,304      2,010,772
Total current liabilities                         55,548        133,592
Long-term debt                                       -0-            -0-
Stockholders' equity                           1,991,756      1,877,180

                              www.esteem.com

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.